Exhibit 99.5

CONTACT:	J.D. McGraw, President
Nova Biosource Fuels, Inc.
+1 713 869 6682
or
Hala Elsherbini or Brett Suddreth
Halliburton Investor Relations
+1 972 458 8000

Nova Announces Private Placement of Convertible Senior Secured Notes
Net Proceeds to be Used for Purchase and Construction of Biodiesel Refineries

HOUSTON, TX – September 28, 2007 — Nova Biosource Fuels, Inc. (AMEX: NBF) announced today that it has agreed to issue and sell, in a private placement solely to qualified institutional buyers, 10% convertible senior secured notes due 2012 in the aggregate principal amount of $55.0 million.

“This private placement is a key part of our financing structure,” said Kenneth T. Hern, Chairman and CEO of Nova, “These funds will be used to complete the already announced acquisition of the Clinton County BioEnergy refinery and to fund the Company’s growth strategies including the construction of a new biodiesel refinery.”

Nova intends to use the net proceeds from the offering of the convertible notes to complete the acquisition of the 10 million gallon per year biodiesel refinery in Clinton County, Iowa, for an aggregate purchase price of approximately $8.2 million plus repayment of approximately $3.4 million of indebtedness. Nova intends to use approximately $3.0 million of the net proceeds to make capital expenditures to modify the refinery to incorporate its patented, proprietary biodiesel production process to enable the refinery to process low cost, high free fatty acid feedstocks, such as animal fats, oils and greases or corn oil extracted from dried distiller’s grains produced by ethanol plants. Nova intends to use the remaining net proceeds to pay offering expenses and for other general corporate purposes, including funding a portion of the remaining construction costs of a 60 million gallon per year biodiesel refinery in Seneca, Illinois.

Details of the convertible senior secure notes are more fully discussed in the Form 8-K filed with the Securities and Exchange Commission on September 28, 2007.

Jefferies & Company, Inc. acted as the sole placement agent. The private placement is expected to close on Friday, September 28, 2007.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

Nova issued and sold the securities solely to qualified institutional buyers as defined by Rule 144A promulgated under the Securities Act of 1933, as amended. The securities sold in this private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States in the absence of an effective registration statement under the Securities Act and applicable state securities laws or exemption from these registration requirements. Nova has agreed to file a registration statement covering the resale of the convertible notes and the resale of shares of common stock issuable upon conversion of the convertible notes.

About Nova Biosource Fuels, Inc.

Nova Biosource Fuels, Inc. is an energy company that refines and markets ASTM standard biodiesel and related co-products. Nova is currently focused on the construction and operation of three owned biodiesel refineries with combined production capacity of between 180 to 220 million gallons of biodiesel fuel on an annual basis. Nova’s business strategy for the next three years includes building up to seven biodiesel refineries with production capacities ranging from 20 to 100 million gallons each per year. All of Nova’s refineries will use its proprietary, patented process technology, which enables the use of a broader range of lower cost feedstocks. More information on Nova Biosource Fuels can be found at www.novabiosource.com.

Forward Looking Statements

This news release contains forward-looking statements, including statements regarding Nova’s plans, goals, strategies, intent, beliefs or current expectations. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. Readers are urged to carefully review and consider the various risk factors disclosed by Nova in its reports filed with the Securities and Exchange Commission, including Nova’s Quarterly Report on Form 10-QSB for the period ended July 31, 2007, which describes the risks and factors that may affect Nova’s business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, Nova’s actual results may vary materially from those expected or projected in this release or in Nova’s other filings.